As filed with the Securities and Exchange Commission on April 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUMANA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	61-0647538
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

101 East Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Address of Principal Executive Offices) (Zip Code)

Humana Inc. 2026 Stock Incentive Plan

(Full Title of the Plan)

Joseph C. Ventura

Chief Legal Officer

Humana Inc.

101 East Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THIS PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-05975), filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2026;

(b)    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c) the description of the Registrant’s common stock, par value $0.16-2/3 per share, contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on March 1, 1999 (File No. 001-05975).

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the filing of this Registration Statement shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock being offered by the Registration Statement will be passed upon for the Registrant by Joseph C. Ventura, Chief Legal Officer of the Registrant. As of April 1, 2026, Mr. Ventura owned 10,837 shares of Common Stock of the Registrant (the “Common Stock”), has the equivalent of 293 shares of Common Stock in the Humana Retirement and Savings Plan, holds restricted stock units with respect to 6,250 shares of Common Stock and also has exercisable stock options to purchase 21,729 shares of Common Stock .

Item 6. Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Restated Certificate of Incorporation of Humana Inc. filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992, and the correction of March 23, 1992, and the amendment dated April 24, 2024	10-Q for quarter ended June 30, 2024	033-05975	3(i)	July 31, 2024

4.2	Humana Inc. Amended and Restated By-laws, effective as of December 7, 2023	8-K	001-05975	3(b)	December 7, 2023

4.3	Form of Registrant’s Common Stock certificate	8-A/A	001-05975	4.3	March 1, 1999

5.1	Opinion of counsel as to the validity of the securities registered herein					X

23.1	Consent of PriceWaterhouseCoopers LLP, independent registered public accounting firm for the Registrant					X

23.2	Consent of counsel (included in the opinion filed as Exhibit 5.1)					X

99.1	Humana Inc. 2026 Stock Incentive Plan					X

107	Filing Fee Table					X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky, on April 16, 2026.

HUMANA INC.

/s/ Celeste M. Mellet
Celeste M. Mellet Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Rechtin, Celeste M. Mellet and John-Paul W. Felter, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution to execute in his or her name and on his or her behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration of the additional securities which are under the subject of this Registration Statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Celeste M. Mellet	Chief Financial Officer	April 16, 2026
Celeste M. Mellet	(Principal Financial Officer)

/s/ John-Paul W. Felter	Senior Vice President, Chief Accounting Officer and Controller	April 16, 2026
John-Paul W. Felter	(Principal Accounting Officer)

/s/ James A. Rechtin	President and Chief Executive Officer, Director	April 16, 2026
James A. Rechtin	(Principal Executive Officer)

/s/ Kurt J. Hilzinger	Chairman of the Board	April 16, 2026
Kurt J. Hilzinger

/s/ Raquel C. Bono, M.D.	Director	April 16, 2026
Raquel C. Bono, M.D.

/s/ Frank A. D’Amelio	Director	April 16, 2026
Frank A. D’Amelio

/s/ David T. Feinberg, M.D.	Director	April 16, 2026
David T. Feinberg, M.D.

/s/ Robert S. Field	Director	April 16, 2026
Robert S. Field

/s/ Wayne A. I. Frederick, M.D.	Director	April 16, 2026
Wayne A. I. Frederick, M.D.

/s/ Karen W. Katz	Director	April 16, 2026
Karen W. Katz

/s/ Marcy S. Klevorn	Director	April 16, 2026
Marcy S. Klevorn

/s/ Jorge S. Mesquita	Director	April 16, 2026
Jorge S. Mesquita

/s/ Gordon Smith	Director	April 16, 2026
Gordon Smith